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                                                                  Exhibit (a)(6)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares.The Offer is made solely by the Offer to Purchase,dated June 30, 1999,and the related Letter of Transmittal and Notice of Guaranteed Delivery, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities,blue sky or other laws require the Offer to be made by a licensed broker or dealer,the Offer shall be deemed to be made on behalf of the Purchaser by Salomon Smith Barney Inc.or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                         All Outstanding Ordinary Shares

                                       of

                         International Comfort Products
                                   Corporation

                                       at

                               US$11.75 Per Share

                                       by

                             Titan Acquisitions,Ltd.
                          A Wholly Owned Subsidiary of

                         United Technologies Corporation

     Titan Acquisitions,Ltd.("Purchaser"),a corporation organized under the laws of the Province of New Brunswick,and a wholly owned subsidiary of United Technologies Corporation,a Delaware corporation ("Parent"),offers to purchase all of the outstanding ordinary shares (the "Shares") of International Comfort Products Corporation,a corporation continued under the federal laws of Canada (the "Company"),at a cash purchase price of US$11.75 per Share (the "Offer Price"),upon the terms and subject to the conditions set forth in the Offer to Purchase (collectively,the "Offer to Purchase"),dated June 30,1999,and in the related Letter of Transmittal and Notice of Guaranteed Delivery (which,together with the Offer to Purchase and the supplements or amendments thereto, collectively constitute the "Offer").

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     THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT,TORONTO TIME,ON WEDNESDAY,JULY
      28,1999,UNLESS EXTENDED OR WITHDRAWN.
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     The Offer is conditioned upon,among other things,at the Expiry Time (as defined below) of there being tendered and not withdrawn that number of Shares that,together with the Shares held by or on behalf of Parent,represents at least 71% of the outstanding Shares on a fully diluted basis (the "Minimum Condition").The Offer is also subject to certain other conditions described in the Offer to Purchase.

     The Offer is being made pursuant to a Pre-Acquisition Agreement,dated June 23,1999 (the "Pre-Acquisition Agreement"), among Purchaser,Parent and the Company.Purchaser intends to acquire all Shares remaining untendered after the Offer at the same price per Share through a compulsory acquisition or other type of second stage transaction.

     The Board of Directors of the Company,by the unanimous vote of all Directors present,has determined that the Offer is fair to,and in the best interests of,the Company's stockholders,has approved the Pre-Acquisition Agreement and the transactions contemplated thereby and recommends that the Company's stockholders tender all their Shares in the Offer.

     Concurrently with the execution of the Pre-Acquisition Agreement,Purchaser entered into lock-up agreements with Ravine Partners,Ltd.and Ontario Teachers' Pension Plan Board ("Teachers") owning approximately 18.4% and 18.5% of the outstanding shares (on a fully-diluted basis),respectively,pursuant to which such holders have agreed to tender their Shares.

     In all cases,payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Canadian or U.S. Depositary,as applicable (the "Depositary"),of (i) certificates evidencing such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares),(ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) and (iii) all other documents required by the Letter of Transmittal.For purposes of the Offer,Purchaser will be deemed to have accepted for payment,and thereby purchased,Shares validly tendered and not withdrawn as,if and when Purchaser gives oral and written notice to the Depositary of Purchaser's acceptance of such Shares for payment.In all cases,payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary,which will act as agent for the tendering stockholders for the purpose of receiving payment from Purchaser and transmitting the payment to tendering stockholders whose Shares have theretofore been accepted for payment.Under no circumstances will interest on the Offer Price be paid by Purchaser,regardless of any delay in making such payment.

     All payments will be made in U.S.dollars,unless the holder tenders Shares
to the Canadian Depositary       and elects to receive payment in Canadian
dollars by checking the appropriate box in the Letter of Transmittal,with the amount determined based on the rate of exchange determined as set forth in the Offer to Purchase.

     The term "Expiry Time"means 12:00 Midnight,Toronto time,on Wednesday,July 28,1999,unless and until Purchaser shall have extended the period of time during which the Offer is open,in which event the term "Expiry Time"shall mean the latest time and date at which the Offer,as so extended by Purchaser,shall expire.Subject to the limitations set forth in the Pre-Acquisition Agreement, Purchaser reserves the right (but will not be obligated),at any time or from time to time,in its sole discretion,to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension.There can be no assurance that Purchaser will exercise its right to extend the Offer.Any such extension will be followed by a public announcement thereof no later than 9:00 A.M.,New York City time,on the next business day after the previously scheduled Expiry Time.If Purchaser extends the Offer,then,without prejudice to the rights of Purchaser,tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights,as set forth below.

     Except as otherwise provided below,tenders of Shares made pursuant to the Offer are irrevocable.Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiry Time and,unless theretofore accepted for payment by Purchaser pursuant to the Offer may also be withdrawn at any time after August 14,1999.For a withdrawal to be effective,a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase.Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn,the number of shares to be withdrawn and the name of the registered holder,if different from the name of the person who tendered such Shares.If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary,then prior to the physical release of such certificates,the tendering stockholder must also submit the serial numbers shown on such certificates, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution.If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase,any notice of withdrawal with respect to such Shares must specify the name and number of the account at the applicable Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares.Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiry Time by following any of the procedures as described in the Offer to Purchase.All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser,in its sole discretion,whose determination shall be final and binding on all parties.

     The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers,dealers,banks,trust companies and similar persons whose names,or the names of whose nominees,appear on the stockholders lists or,if applicable,who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934,as amended,is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

     No fees or commissions will be payable to brokers,dealers or other persons other than the Information Agent,the Depositaries and the Dealer Manager in connection with soliciting tenders of Shares pursuant to the Offer.Requests for copies of the Offer to Purchase,the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or (in the United States) the Dealer Manager as set forth below,and copies will be furnished promptly at Purchaser's expense.

                     The Information Agent for the Offer is:

              United States:                                  Canada:
             Wall Street Plaza                  Commerce Court West,Suite 1925
         New York,New York 10005                 Toronto,Ontario M5L 1B9,CANADA
 Banks and Brokers call collect:(212) 440-9800    Call toll-free:(800) 890-1037
     All others call toll-free (800) 223-2064

            The Dealer Manager for the Offer in the United States is:

                              Salomon Smith Barney
                              7 World Trade Center
                                  31(st) Floor
                             New York,New York 10048
                          Call toll-free:(800) 221-1629

                                  June 30,1999